Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS RECORD THIRD QUARTER RESULTS
AND UPDATES 2022 EARNINGS GUIDANCE

Highlights

•Record net sales of $1.6 billion, up 14% from Q3 2021
•Operating income of $263.9 million, up 11% from Q3 2021
•Q3 2022 diluted EPS of $4.78, an increase of 5% from Q3 2021 or an increase of 7% to $4.76, without tax benefits in both periods
•Narrows annual earnings guidance range to $18.50 - $19.05 per diluted share
______________________

COVINGTON, LA. (October 20, 2022) – Pool Corporation (Nasdaq/GSM:POOL) today reported record results for the third quarter of 2022 and updated its 2022 earnings guidance.
“Our teams delivered another record-breaking quarter. Our sales activity, lifted by increased pricing, showed stable demand for our products. Combined with focused execution, we surpassed $5.0 billion in year-to-date net sales. We've observed increased demand for higher value products and customizations for new pools and remodeling projects, even though the issuance of new pool permits year-to-date has moderated. Over the long-term, we expect that our vast network and the steady growth in the installed base of pools will sustain the industry-leading position that we have built on over our 27 years as a public company,” commented Peter D. Arvan, president and CEO.
Third quarter ended September 30, 2022 compared to the third quarter ended September 30, 2021
Net sales increased 14% in the third quarter of 2022 to a record $1.6 billion compared to $1.4 billion in the third quarter of 2021. Base business sales grew 10% strengthened by sales growth in our Sun Belt markets, while sales in our northern markets were limited by less favorable weather conditions compared to last year. Net sales benefited approximately 9% to 10% from inflationary product cost increases and were aided by healthy demand for our products and warmer weather throughout much of the United States. We estimate that these increases were partially offset by the following:
•1% impact from softness in our European markets, reflecting the impact of the macro-economic environment;
•1% from currency exchange rate fluctuations;
•1% from one less selling day in Q3 2022 versus Q3 2021; and
•anticipated net sales shift of $9.0 million from Q3 2022 to Q4 2022 due to Hurricane Ian.
Gross profit increased 14% to a record $503.7 million in the third quarter of 2022 from $441.9 million in the same period of 2021. Base business gross profit improved 7% over the third quarter of 2021. Gross margin decreased 10 basis points to 31.2% in the third quarter of 2022 compared to 31.3% in the third quarter of 2021. Base business gross margin decreased 80 basis points.
Selling and administrative expenses (operating expenses) increased 17% to $239.8 million in the third quarter of 2022 compared to $204.6 million in the third quarter of 2021, including a 1% benefit from currency exchange rate fluctuations. As a percentage of net sales, operating expenses increased to 14.8% in the third quarter of 2022 compared to 14.5% in the same period of 2021. The increase in operating expenses reflects inflationary increases and incremental costs to support our business growth, including recent acquisitions.
Operating income in the third quarter of 2022 increased 11% to $263.9 million compared to $237.3 million in the same period in 2021. Operating margin was 16.3% in the third quarter of 2022 compared to 16.8% in the third quarter of 2021.
Interest and other non-operating expenses, net for the third quarter of 2022 increased $9.4 million compared to the third quarter of 2021, reflecting higher average debt levels and higher average interest rates.

We recorded a $0.6 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended September 30, 2022, compared to a tax benefit of $4.2 million realized in the same period of 2021. This resulted in a $0.02 per diluted share tax benefit in the third quarter of 2022, down from a $0.10 per diluted share tax benefit realized in the same period of 2021.
Net income increased 3% to $190.1 million in the third quarter of 2022 compared to $184.7 million in the third quarter of 2021 as operating income gains were partially offset by higher interest expense and lower tax benefits. Earnings per diluted share increased 5% to $4.78 in the third quarter of 2022 compared to $4.54 in the same period of 2021. Without the impact from ASU 2016-09 in both periods, earnings per diluted share increased 7% to $4.76 in the third quarter of 2022 compared to $4.44 in the third quarter of 2021. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.
Nine months ended September 30, 2022 compared to the nine months ended September 30, 2021
Net sales for the nine months ended September 30, 2022 increased 19% to a record $5.1 billion from $4.3 billion in the nine months ended September 30, 2021. Base business sales increased 14% for the period. Gross margin improved 140 basis points to 31.8% from 30.4% in the same period last year. Base business gross margin increased 80 basis points.
Operating expenses for the nine months ended September 30, 2022 increased 19% compared to the first nine months of 2021. Operating income for the nine months ended September 30, 2022 increased 30% to a record $918.5 million compared to $704.9 million in the same period last year. Operating margin for the nine months ended September 30, 2022 was 18.1% compared to 16.5% for the nine months ended September 30, 2021, while base business operating margin increased 140 basis points.
Net income for the nine months ended September 30, 2022 increased 25% to a record $676.6 million compared to $543.0 million for the nine months ended September 30, 2021. We recorded a $9.5 million, or $0.24 per diluted share, tax benefit from ASU 2016-09 in the nine months ended September 30, 2022 compared to a $15.9 million, or $0.39 per diluted share, tax benefit in the same period of 2021. Interest and other non-operating expenses, net for the first nine months of 2022 increased $18.6 million compared to the same period last year, primarily due to higher average debt levels between periods.
Earnings per diluted share increased 26% to $16.82 in the first nine months of 2022 compared to $13.32 in the same period of 2021. Without the impact from ASU 2016-09 in both periods, earnings per diluted share was $16.58 in the first nine months of 2022 compared to $12.93 in the same period of 2021. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.
Balance Sheet and Liquidity
On the balance sheet at September 30, 2022, total net receivables, including pledged receivables, increased 15% compared to September 30, 2021, driven by our sales growth and recent acquisitions. Inventory levels increased 48% to $1.5 billion compared to September 30, 2021, which compares to the 77% increase that we reported as of June 30, 2022 (compared to June 30, 2021). Our inventory balance reflects increased purchasing to ensure product availability and stock new locations, in addition to impacts from inflation and recent acquisitions. Total debt outstanding was $1.5 billion at September 30, 2022 compared to $362.8 million at September 30, 2021. Our debt balance has increased between periods as we have utilized debt proceeds to fund recent acquisitions, share repurchases and investments in working capital.
Net cash provided by operations was $307.5 million in the first nine months of 2022 compared to $359.1 million in the first nine months of 2021. The decrease in our operating cash flows was driven by federal tax payments of $79.5 million in 2022, which were allowed to be deferred and included in accrued expenses and other liabilities at December 31, 2021. As a result, total cash paid for income taxes was $237.6 million in the first nine months of 2022 versus $66.8 million in the first nine months of 2021. Additional impacts on our cash flows relate to growth-driven working capital outflows, including increased inventory purchases, which were partially offset by an increase in net income.
Adjusted EBITDA (as defined in the addendum to this release) increased 30% to $959.2 million for the nine months ended September 30, 2022 compared to $737.1 million in the same period of the prior year.

Outlook
“Overall, we believe long-term industry dynamics (including product upgrade trends, growth in the installed base of pools and increasing pool values) remain positive. We are well-positioned to achieve strong results through the remainder of the year and beyond, because we have the best talent in the industry, a broad product offering for our customers and a customer-focused discipline ingrained in our culture. Based on our results to-date and expectations for the remainder of the year, we are narrowing our annual earnings guidance range to $18.50 to $19.05 per diluted share, including the impact of year-to-date tax benefits of $0.24,” said Arvan.
About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 417 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; the sensitivity of our business to weather conditions; changes in the economy, consumer discretionary spending, the housing market or inflation rates; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$1,615,339	$1,411,448	$5,083,807	$4,260,027
Cost of sales	1,111,652	969,549	3,466,126	2,965,311
Gross profit	503,687	441,899	1,617,681	1,294,716
Percent	31.2%	31.3%	31.8%	30.4%

Selling and administrative expenses (1)	239,810	204,623	699,192	589,823
Operating income	263,877	237,276	918,489	704,893
Percent	16.3%	16.8%	18.1%	16.5%

Interest and other non-operating expenses, net	11,707	2,317	25,428	6,862
Income before income taxes and equity in earnings	252,170	234,959	893,061	698,031
Provision for income taxes	62,205	50,386	216,687	155,240
Equity in earnings of unconsolidated investments, net	90	92	226	224
Net income	$190,055	$184,665	$676,600	$543,015

Earnings per share attributable to common stockholders: (2)
Basic	$4.82	$4.60	$16.99	$13.53
Diluted	$4.78	$4.54	$16.82	$13.32
Weighted average common shares outstanding:
Basic	39,214	40,101	39,599	40,146
Diluted	39,580	40,691	40,012	40,766

Cash dividends declared per common share	$1.00	$0.80	$2.80	$2.18

(1)    Selling and administrative expenses for the three and nine months ended September 30, 2021 include a $1.4 million note receivable recovery.
(2)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $189.0 million and $672.8 million for the three and nine months ended September 30, 2022, respectively. Participating securities excluded from weighted average common shares outstanding were 213 thousand and 223 thousand for the three and nine months ended September 30, 2022, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2022	2021	$	%

Assets
Current assets:
Cash and cash equivalents	$49,079	$83,475	$(34,396)	(41)%
Receivables, net (1)	189,173	174,987	14,186	8
Receivables pledged under receivables facility	360,623	301,163	59,460	20
Product inventories, net (2)	1,539,572	1,043,407	496,165	48
Prepaid expenses and other current assets	61,032	23,368	37,664	161
Total current assets	2,199,479	1,626,400	573,079	35

Property and equipment, net	184,387	111,339	73,048	66
Goodwill	691,786	281,300	410,486	146
Other intangible assets, net	307,389	12,067	295,322	2,447
Equity interest investments	1,190	1,242	(52)	(4)
Operating lease assets	255,611	221,007	34,604	16
Other assets	48,213	28,878	19,335	67
Total assets	$3,688,055	$2,282,233	$1,405,822	62%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$442,226	$414,156	$28,070	7%
Accrued expenses and other current liabilities	210,448	231,794	(21,346)	(9)
Short-term borrowings and current portion of long-term debt	12,208	10,744	1,464	14
Current operating lease liabilities	72,378	65,442	6,936	11
Total current liabilities	737,260	722,136	15,124	2

Deferred income taxes	45,247	30,275	14,972	49
Long-term debt, net	1,500,337	352,075	1,148,262	326
Other long-term liabilities	26,744	34,176	(7,432)	(22)
Non-current operating lease liabilities	187,589	158,359	29,230	18
Total liabilities	2,497,177	1,297,021	1,200,156	93
Total stockholders’ equity	1,190,878	985,212	205,666	21
Total liabilities and stockholders’ equity	$3,688,055	$2,282,233	$1,405,822	62%

(1)The allowance for doubtful accounts was $8.9 million at September 30, 2022 and $5.4 million at September 30, 2021.
(2)The inventory reserve was $23.4 million at September 30, 2022 and $15.7 million at September 30, 2021.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2022	2021	Change
Operating activities
Net income	$676,600	$543,015	$133,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,172	21,027	2,145
Amortization	6,523	1,064	5,459
Share-based compensation	11,691	11,755	(64)
Equity in earnings of unconsolidated investments, net	(226)	(224)	(2)
Other	12,644	5,256	7,388
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(181,775)	(186,772)	4,997
Product inventories	(223,268)	(267,341)	44,073
Prepaid expenses and other assets	(31,171)	(22,674)	(8,497)
Accounts payable	46,564	146,616	(100,052)
Accrued expenses and other current liabilities	(33,284)	107,343	(140,627)
Net cash provided by operating activities	307,470	359,065	(51,595)

Investing activities
Acquisition of businesses, net of cash acquired	(8,309)	(17,887)	9,578
Purchases of property and equipment, net of sale proceeds	(27,965)	(24,223)	(3,742)
Other investments, net	1,760	—	1,760
Net cash used in investing activities	(34,514)	(42,110)	7,596

Financing activities
Proceeds from revolving line of credit	1,629,740	791,508	838,232
Payments on revolving line of credit	(1,629,688)	(730,277)	(899,411)
Proceeds from term loan under credit facility	250,000	—	250,000
Proceeds from asset-backed financing	215,000	310,000	(95,000)
Payments on asset-backed financing	(130,000)	(415,000)	285,000
Payments on term facility	(6,937)	(6,938)	1
Proceeds from short-term borrowings and current portion of long-term debt	27,396	7,880	19,516
Payments on short-term borrowings and current portion of long-term debt	(26,960)	(9,006)	(17,954)
Payments of deferred financing costs	—	(1,610)	1,610
Payments of deferred and contingent acquisition consideration	(1,374)	(362)	(1,012)
Proceeds from stock issued under share-based compensation plans	7,201	11,524	(4,323)
Payments of cash dividends	(111,572)	(87,509)	(24,063)
Purchases of treasury stock	(471,210)	(137,975)	(333,235)
Net cash used in financing activities	(248,404)	(267,765)	19,361
Effect of exchange rate changes on cash and cash equivalents	206	157	49
Change in cash and cash equivalents	24,758	49,347	(24,589)
Cash and cash equivalents at beginning of period	24,321	34,128	(9,807)
Cash and cash equivalents at end of period	$49,079	$83,475	$(34,396)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021
Net sales	$1,552,211	$1,409,867	$63,128	$1,581	$1,615,339	$1,411,448

Gross profit	472,873	441,521	30,814	378	503,687	441,899
Gross margin	30.5%	31.3%	48.8%	23.9%	31.2%	31.3%

Operating expenses	220,239	204,277	19,571	346	239,810	204,623
Expenses as a % of net sales	14.2%	14.5%	31.0%	21.9%	14.8%	14.5%

Operating income	252,634	237,244	11,243	32	263,877	237,276
Operating margin	16.3%	16.8%	17.8%	2.0%	16.3%	16.8%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021
Net sales	$4,844,310	$4,250,543	$239,497	$9,484	$5,083,807	$4,260,027

Gross profit	1,511,996	1,292,470	105,685	2,246	1,617,681	1,294,716
Gross margin	31.2%	30.4%	44.1%	23.7%	31.8%	30.4%

Operating expenses	640,907	587,989	58,285	1,834	699,192	589,823
Expenses as a % of net sales	13.2%	13.8%	24.3%	19.3%	13.8%	13.8%

Operating income	871,089	704,481	47,400	412	918,489	704,893
Operating margin	18.0%	16.6%	19.8%	4.3%	18.1%	16.5%

We have excluded the following acquisitions from our base business results for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Tri-State Pool Distributors	April 2022	1	May - September 2022
Porpoise Pool & Patio, Inc.	December 2021	1	January - September 2022
Wingate Supply, Inc.	December 2021	1	January - September 2022
Vak Pak Builders Supply, Inc.	June 2021	1	January - August 2022 and June 2021 - August 2021
Pool Source, LLC	April 2021	1	January - June 2022 and April - June 2021
TWC Distributors, Inc.	December 2020	10	January - February 2022 and January - February 2021

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first nine months of 2022.

December 31, 2021	410
Acquired locations	1
New locations	6
September 30, 2022	417

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments (or recoveries) and equity in earnings or loss in unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.
The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2022	2021	2022	2021
Net income	$190,055	$184,665	$676,600	$543,015
Add:
Interest and other non-operating expenses (1)	11,707	2,317	25,428	6,862
Provision for income taxes	62,205	50,386	216,687	155,240
Share-based compensation	4,120	4,206	11,691	11,755
Equity in earnings of unconsolidated investments, net	(90)	(92)	(226)	(224)
Note receivable recovery	—	(1,400)	—	(1,400)
Depreciation	7,796	7,143	23,172	21,027
Amortization (2)	1,950	260	5,878	821
Adjusted EBITDA	$277,743	$247,485	$959,230	$737,096
(1)Shown net of losses on foreign currency transactions of $390 thousand and $349 thousand for the three months ended September 30, 2022 and September 30, 2021, respectively, and $504 thousand and $240 thousand for the nine months ended September 30, 2022 and September 30, 2021, respectively, and includes amortization of deferred financing costs as discussed in Note 2 below.
(2)Excludes amortization of deferred financing costs of $215 thousand and $81 thousand for the three months ended September 30, 2022 and September 30, 2021, respectively, and $645 thousand and $243 thousand for the nine months ended September 30, 2022 and September 30, 2021, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Diluted EPS	$4.78	$4.54	$16.82	$13.32
ASU 2016-09 tax benefit	(0.02)	(0.10)	(0.24)	(0.39)
Adjusted diluted EPS	$4.76	$4.44	$16.58	$12.93